8

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.         )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X ]
Check the appropriate box:

[X ]     Preliminary Proxy Statement

[  ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
         14A-6(E)(2))

[  ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant to  240.14a-12


                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X ]    No fee required.

[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)     Title of each class of securities to which transaction applies:

     (2)     Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)     Proposed maximum aggregate value of transaction:

     (5)     Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount Previously Paid:

     (2)     Form, Schedule or Registration Statement No.:

     (3)     Filing Party:


     (4)     Date Filed:

                    THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

                         ______________________________

                              PROXY SOLICITATION IN
                      OPPOSITION TO THE BOARD OF DIRECTORS
                        OF COMPETITIVE TECHNOLOGIES, INC.
                         ______________________________

                                                               DECEMBER 18, 2006

     This Proxy Statement, the accompanying letter to stockholders and the enclosed BLUE proxy card are being furnished to the holders of Common Stock, par value $0.01 per share, of Competitive Technologies, Inc. ("Competitive Technologies" or the "Company"), 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825, in connection with the solicitation of BLUE proxies by THE COMMITTEE TO RESTORE STOCKHOLDER VALUE (the "Committee"). This Proxy Statement will first be delivered to Competitive Technology Stockholders on or about December 18, 2006.

     The Committee is comprised of the former Chief Executive of the Company, John Nano, as well as Ben Marcovitch, William L. Reali and Richard D. Hornidge, Jr. Specific information with respect to each of these members of the Committee is set forth below under "Nominees for Election as Directors."

     The BLUE proxies are for use at the Annual Meeting of Stockholders of Competitive Technologies scheduled for Tuesday, January 16, 2007 at 10:00 a.m. local time at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 (the "Annual Meeting"), and at any adjournments or postponements thereof. THIS SOLICITATION IS BEING MADE ON BEHALF OF THE COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF COMPETITIVE TECHNOLOGIES.

     John Nano was Chief Executive Officer and President of Competitive Technologies from 2002 to 2005. During that period, John's team relentlessly identified growth opportunities that drove profitability and value for our stockholders. Those efforts succeeded as earnings rose $9.7 million over a period of three years. John's management team achieved three consecutive years of significant profit improvements, reaching $5.7 million in fiscal 2005. That record revenue and profit growth resulted in the Company being the fourteenth largest percentage gaining stock in 2004 as reported by the Wall Street Journal with an increase share price of 345%.

     The current directors removed John Nano seventeen months ago for inappropriate reasons discussed below. Since then stockholder value has continually been squandered even as the overall stock market performs at record-levels. In the recently announced fiscal year 2006 results, Competitive Technologies revenues were reduced by nearly $9.0 million (or 63%), and earnings by $8.1 million under the Company's current Board and management. The current Board and management presided over a reversal of Competitive Technology's fortunes from a 2005 profit of about $5.7 million, to a 2006 loss of nearly $2.4 million this year. The $8.1 million reversal under the current Board and management, from strong profitability to appalling losses, had the predictable effect of cratering your stock price. The existing Board of Directors and management of Competitive Technologies have recorded losses every quarter after they changed management.

     The Committee has nominated a slate of six directors for election at the Annual Meeting. The shares represented by each BLUE proxy which is properly executed and returned to the Committee will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE proxies will be voted for the Committee's nominees and, at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting.

     The enclosed form of BLUE proxy may only be executed by stockholders of record at the close of business on November 20, 2006 (the "Record Date"). There were 8,009,380 shares of common stock, $0.01 par value ("Common Stock") and 2,427 outstanding shares of 5% preferred stock, $25 par value ("Preferred Stock") outstanding as of November 20, 2006, according to Competitive Technology's Proxy Statement filed on December 4, 2006. Each share of Common Stock or Preferred Stock outstanding on the Record Date entitles the record holder thereof to cast one vote. Business may only be transacted at a meeting of stockholders if a quorum is present at the meeting. Such a quorum consists of a majority of the outstanding shares entitled to vote at the meeting represented in person or by proxy. The affirmative vote of a plurality of the holders of Competitive Technologies' outstanding Common Stock and Preferred Stock represented and voting at the Annual Meeting is required to elect directors, and a vote of a majority of such holders is required to take all other action to be considered at the Annual Meeting.

     Any stockholder granting a proxy may revoke it at any time before it is voted by executing a new proxy bearing a later date, by voting in person at the Annual Meeting or by giving written notice of revocation to the Committee c/o Cutler Law Group, 3206 West Wimbledon Drive, Augusta, GA 30909; facsimile (706) 738-1966.

     If you hold your shares in "street name" or as a beneficial owner (in other words your shares are held in a brokerage account and you do not physically hold a stock certificate), you must advise your broker or nominee how to vote the shares in writing. Please advise us and we will forward to your broker a form of BLUE proxy. We will also pay the reasonable costs of such broker in obtaining your proxy. If you wish to vote in person or at the meeting, you will need to obtain from your broker (the record holder) and bring to the meeting a BLUE proxy signed by the record holder identifying you as the beneficial owner of the shares and giving you the right to vote the shares at the meeting.

     If you have already executed and returned a proxy card to Competitive Technologies, the Committee urges you to revoke it by signing, dating and returning the BLUE proxy card in the enclosed envelope.

     Remember,  only  your  latest  dated  proxy  counts.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE BLUE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT: JOHN DEREK ELWIN III; PHONE NUMBER: (561) 789-6449

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

                              c/o Cutler Law Group
                            3206 West Wimbledon Drive
                                Augusta, GA 30909

                          REASONS FOR THE SOLICITATION

     As a stockholder of Competitive Technologies, you should be aware of the following significant events that have occurred during the past seventeen months, after removal of John Nano, which we believe reflect the deteriorating economic condition of the Company:

     The Company has gone from strong profitability of $5.7 million for fiscal year 2005 to appalling losses of $2.4 million for fiscal year 2006. The stock price has gone from over $10 per share to under $3 per share during the past seventeen months.

     The existing Board of Directors and their management have failed to produce new significant royalty streams to replace the homocysteine royalty stream which will end with the patent expiration in July 2007. Last year homocysteine royalties accounted for approximately 70% of Competitive Technologies' revenue.

     The existing Board of Directors and their management have unnecessarily diluted the outstanding common stock, with the impact of directly and needlessly reducing the market price, by continuing to sell newly issued shares to Fusion Capital Fund II, LLC, even though our management team left the Company with over $13 million in cash and zero long-term debt. During this extremely dilutive issuance, our Company's stock price declined from over $6 per share to under $3 per share.

     The existing Board of Directors and their management have compensated themselves with increased salaries, bonuses and stock options while their lack of performance has caused substantial losses in earnings, revenue declines and a major drop in the market value of Competitive Technologies. As set forth in their proxy statement, Mr. Freed, Mr. Kiley and Mr. Davidson-the existing management team-received total compensation of $1,303,980. Does that sound like good use of stockholder funds in a Company which continues to lose value in the stock market? Mr. Freed's compensation package alone has gone from $244,847 in 2004 to $456,470 in 2006.

     The existing Board of Directors and their management have refused to honor the employment contract of John Nano, the former President and Chief Executive Officer, and instead wasted significant Company funds on legal fees. John, a key member of the Committee, had led the Company to record revenues and profits resulting in the Company being the fourteenth largest percentage gaining stock in 2004 on the NYSE, NASD or AMEX as reported by the Wall Street Journal. Mr. John Nano was terminated seventeen months ago by this Board because HE REFUSED TO SIGN THE CERTIFICATION REQUIRED UNDER THE SARBANES-OXLEY ACT UNLESS ALLEGATIONS OF INSIDER TRADING AND SIMILAR ACTS BY BOARD MEMBERS WERE CURED AND FULLY DISCLOSED TO THE STOCKHOLDERS.

     The existing Board of Directors and their management have refused to honor the compensation agreements of a Senior Vice President, and the Vice President and General Counsel. Through their efforts, these two employees were directly responsible for generating more revenue than all of the other employees combined. Instead of rewarding performance, this Board and their management have again elected to spend Company funds on legal fees

     The existing Board of Directors and their management spent Company funds and management resources to file a lawsuit against a fellow stockholder that spoke his mind on a stockholder internet message board about the current management's lack of performance. The unacceptable results of the Company validate the concerns of this disclosing stockholder. This Board and current management should use the Company's valuable resources of money and people to generate new revenue and not wasted on non-productive legal fees.

     After several years with the Company the existing Board of Directors and their management only own a total of 156,430 shares, which is approximately 1.9% of the outstanding stock.

     Michael Kiley, who had been Competitive Technologies Executive Vice President and Chief Operating Officer, resigned on November 27, 2006 after having only served as COO of the Company since August 25, 2005. What makes a COO quit after only a year on the job when he had a salary of $225,000 and other compensation totaling $322,670? Why was Mr. Kiley then given a consulting contract with a minimum guarantee of $20,000 per month plus expenses after questionable performance with the Company?

     The existing Board of Directors have refused to replace directors despite widespread stockholder dissent and concerns.

     We strongly believe these serious issues demonstrate the continued unacceptable performance of this Board and their management and substantial failures in their fiduciary responsibilities to Competitive Technologies stockholders. We therefore request your support in replacing the entire Board of Directors to return Competitive Technologies to the attractive growth business that we had achieved as recently as 2005.

                THE COMMITTEE'S PLAN FOR COMPETITIVE TECHNOLOGIES

     To restore our Company's profitability and stockholder value, we are firmly committed to the replacement of the entire Board of Directors and return of our successful management team. Our team urgently asks for your support as a stockholder, advisor or broker to restore the Company to profitability, to drive growth and to increase stockholder value.

     For our fellow stockholders, the Committee has a planned, strategic focus for the future turnaround and success of Competitive Technologies. We will aggressively leverage near-term opportunities while executing our longer-term strategy for sustained growth.

     As many of you are aware and as more fully set forth below, our management team has a proven track record through its previously successful transformation of Competitive Technologies. Under the leadership of John B. Nano, our management delivered on its commitment to drive revenue growth, improve profitability and strengthen the balance sheet which significantly increased the stockholder value of the Company (as measured in market price) during the three year fiscal period ending in 2005. During that period, implementation of our management's successful strategy resulted in revenue growth of 546% and a profit increase of $9.7 million, from a $4.0 million loss in fiscal 2002 to a $5.7 million profit in fiscal 2005. Cash on the debt-free balance sheet reached a level of $14.3 million, and Competitive Technologies' market capitalization increased significantly from approximately $10 million to in excess of $100 million in 2005. Our strategic implementation of management's plans drove this success during a challenging business environment and a difficult economy.

     The Committee's plan is to generate profitable growth by focusing on the attractive global market opportunities for innovative technologies to license and commercialize. Through our management team, we will continue to focus on the core strategy for the attractive, high return on investment, licensing business model. In addition, our management will target and exploit commercialization opportunities that offer accelerated growth though strategic partnerships and relationships.

     All the key market drivers for our technology licensing business model continue to be favorable and include:

     An increased number of new patents available which creates licensing opportunities to fill market needs

     Utilization of licensing with a substantial reduction in time to market which provides significant competitive advantages

     The comparative high cost of internal research and product development compared to licensing

     The licensing market is attractive in size and growth with major global companies spending billions in licensing fees annually. Last year, Samsung paid approximately $1.5 billion in licensing fees and LG paid approximately $1.0 billion in licensing fees. Companies like Qualcomm receive millions of dollars per year in licensing fees creating a market value for Qualcomm stock of over $60 billion. Successful licensing companies like Qualcomm, IBM and Microsoft validate the attractiveness of this business model for companies that can execute. The Committee's management team has a proven track record of success in the licensing business and plans to aggressively exploit near-term licensing opportunities currently available.

     In addition to our core licensing business, the Committee plans to accelerate growth by targeting selected commercialization opportunities that we will capitalize on though strategic partnerships and relationships. Two large, profitable and attractive global markets have been specifically targeted by our experienced management. Both of these opportunities require innovative technologies to fulfill unmet needs in the marketplace. Our management team can provide those technologies.

     One area of business opportunity we have targeted is in the large and profitable pharmaceutical market. The Committee's management team has potential access to a portfolio of innovative technologies that could fill unmet market needs such as safely reducing cholesterol levels, lowering hypertension, suppressing appetite and other similar needs. In addition to our potential source for these desirable technologies, a major Asian partner we have identified could provide commercial distribution for these technologies in the near-term.

     Another area of business opportunity we have selected for the new Competitive Technologies after our successful re-election to management is the growing need for alternative energy sources. For example, we have potential access to patented technologies that could fill an unmet market need for greater cost effectiveness in solar panels. This portfolio of patented technologies has the potential to reduce the cost to manufacture solar panels and enables the conversion of solar energy to electricity more efficiently. Demand for energy continues to grow globally driving the opportunities for this potentially valuable patent portfolio in the near-term.

     The Committee's management team has successfully demonstrated this ability to create and implement strategic plans that generate revenue and profitable growth for both the near-term and longer-term at Competitive Technologies. Our experienced management is uniquely qualified to capitalize on the attractive market opportunities currently available to increase stockholder value again and provide a bright future for the Company.

     Your support is urgently needed by sending us your BLUE proxy and consequently electing our slate of Directors, which gives us the ability to unlock the potential in Competitive Technologies and restore stockholder value.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Competitive Technologies' Board of Directors currently consists of six members. Each director elected at the meeting will have a term expiring at the 2008 annual meeting of stockholders or until his successor is duly elected and qualified.

     The Committee has nominated John B. Nano, Ben Marcovitch, William L. Reali, Joel M. Evans, MD., Richard D. Hornidge, Jr. and Ralph S. Torello to be elected by stockholders to the Company's Board of Directors at the Annual Meeting. Each of these nominees has consented to serve as a director if elected, and it is not contemplated that any of the nominees will be unavailable for election as a director. If any of these nominees should for any reason fail to be a candidate for election as a director at the Annual Meeting, the persons named on the enclosed BLUE proxy will vote for a substitute nominee selected by the Committee.

     None of the nominees of the Committee has, during the past ten years, been convicted in any criminal proceeding. Except with respect to Mr. Nano who will be appointed as President and Chief Executive Officer, none of the nominees of the Committee have any arrangement or understanding with respect to any future employment with Competitive Technologies or its affiliates, or with respect to any future transactions to which Competitive Technologies or its affiliates will or may be a party.

     After the nominees are elected directors, the nominees intend to buy shares in the company to further align their interests with fellow shareholders. The following information is provided with respect to the Committee's nominees for directors of Competitive Technologies:

     JOHN B. NANO, 62, the President and Chief Executive Officer who was forced out seventeen months ago by the Board, would return as Director, President and Chief Executive Officer. Mr. Nano was President and Chief Executive Officer of Competitive Technologies, Inc. from June 2002 until June 2005. Since his removal by the existing Board, in January 2006 Mr. Nano become President and Chief Executive Officer of Articulated Technologies, LLC., a company involved in creating and commercializing patented light emitting diode technologies for global solid state lighting applications. Mr. Nano also served as Chief Financial Officer of Competitive Technologies from August 2003 to May 2004. From 2000 to 2001, he served as a Principal reporting to the Chairman of Stonehenge Network Holdings, N.V., a global virtual private network provider, with respect to certain operating, strategic planning and finance functions.
From 1998 to 1999, Mr. Nano served as Executive Vice President and Chief Financial Officer of ConAgra Trade Group, Inc., a subsidiary of ConAgra, Inc., an international food company. From 1993 to 1998, he served as Executive Vice President and Chief Financial Officer of Sunkyong America, the American subsidiary of the Sunkyong Group, a Korean conglomerate, and President of an

Internet Startup Division of Sunkyong America. Mr. Nano owns 22 shares of Competitive Technologies, Inc. stock and has an option to purchase 75,000 additional shares which is presently disputed by the Company. After the change in management, Mr. Nano intends to buy additional shares in the company as he previously did when he was President and Chief Executive Officer.

     As more fully set forth below under "Certain Litigation", Mr. Nano is involved in litigation pending against the Company in connection with his previous employment agreement with the Company and wrongful termination. Returning Mr. Nano to his very successful role as President and Chief Executive Officer will resolve this costly outstanding litigation.

     BEN  MARCOVITCH,  72,  will  be  elected as a Director of the Company.  Mr.
Marcovitch has over 50 years of in-depth experience in corporate finance, financial reporting, and compliance matters. From 2004 through the present, Mr. Marcovitch has been a financial advisor for AgroFrut E.U., a company located in Cali, Columbia involved in fruit processing for nutriceutical operations. From July 2002 to October 2003 Mr. Marcovitch was President of DDS Technologies, Inc., and became Chairman and Chief Executive Oficer of DDS Technologies, Inc. in October 2003 where he remained until April 2004. DDS Technologies, Inc. is an international venture capital and corporate management company with several offices in two countries. From 2000 to 2001, Mr. Marcovitch was a Director and Chairman of the Board of Findex.com, Inc., a developer, publisher and distributor of Christian faith-based software products to individuals and religious organizations. Mr. Marcovitch is not presently a stockholder of the Company.

     WILLIAM L. REALI, 64, will be elected as a Director of the Company. Mr. Reali is a Certified Public Accountant with the firm of Reali, Giampetro and Scott in Canfield, Ohio. The firm provides accounting, tax and consulting to a variety of business clients. Mr. Reali's primary experience during the past five years has been in business consulting. Mr. Reali is not presently a stockholder of the Company.

     RICHARD D. HORNIDGE, JR., 60, will be elected as a Director of the Company. Mr. Hornidge is a long time and respected stockholder of Competitive
Technologies, and owner of 62,000 shares of Competitive Technologies common stock, which is more shares than ANY of the existing management of the Company. Since February 2005, Mr. Hornidge has been a tennis professional at Willows Racquet Club in Byfield, Massachusetts. From June 1984 through June 1989, Mr. Hornidge was President of Tennis Associates, a tennis employment agency. Mr. Hornidge was a program coordinator for Raytheon from 1973 through 1984, where he was involved in the Patriot Missile test equipment program.

     JOEL M. EVANS, M.D., 46, will be elected as a Director of the Company. Dr. Evans founded The Center for Women's Health in Stamford, Connecticut in June 1996, and since then has been its Director. From November 1996 to present, Dr. Evans has been a lecturer and senior faculty member of The Center for Mind Body Medicine in Washington, D.CDr. Evans has been featured in magazines as well as interviewed on television and radio shows across the country. Dr. Evans is an Assistant Clinical Professor at the Albert Einstein College of Medicine in New York City and helped create a clinical study at Columbia University Medical

Center for use of the herb, black cohosh, in breast cancer. From November 2005 to present, Dr. Evans has been a member of the Scientific Advisory Board for Metagenics Incorporated, a nutritional supplement manufacturer. Dr. Evans brings key nutriceutical experience to the Company. Dr. Evans is not presently a stockholder of the Company.

     RALPH S. TORELLO, 68, will be elected as a Director of the Company. For the past five years, Mr. Torello has been an independent financial consultant advising various companies on their financial strategies. Included among the companies that Mr. Torello has performed consulting services are Goodnight Audio, a full service recording studio, Patriot American Mortgage, a commercial and home mortgage company, DDS Technologies, Inc., an organic waste processor, Coit Medical, a medical accessory marketer and other miscellaneous companies and individuals. Mr. Torello is not presently a stockholder of the Company.

                               CERTAIN LITIGATION

     John B. Nano, the Committee's nominee for Director President and Chief Executive Officer, was the President and Chief Executive Officer of Competitive Technologies who was forced out seventeen months ago by the Board. Mr. Nano has a lawsuit pending against Competitive Technologies. In Nano v. Competitive Technologies, Inc., Docket No. 3:06-cv-00817, pending in United States District Court for the District of Connecticut, Mr. Nano seeks damages for the Company's wrongful termination in retaliation for expressing concerns about allegations of insider trading, inappropriate corporate governance and lack of independence in the law firm selected to conduct an investigation of the issues he raised. The lawsuit alleges that the Company violated the Sarbanes-Oxley legislation's whistleblower protection. In addition, Mr. Nano seeks compensatory damages for the Company's failure to honor his existing Employment Agreement or its failure to honor the Separation Agreement and General Release that was negotiated by the Board as a substitute for it. Competitive Technologies then sued Mr. Nano. In Competitive Technologies, Inc. v. Nano, Docket No. FST-CV-065-40076245973S, pending in Connecticut Superior Court, Judicial District of Stamford,
Competitive Technologies makes numerous claims against Mr. Nano, including alleged breach of contract, breach of his fiduciary duty, breach of his duty of loyalty, an alleged failure by him to turn over a director's fee paid to him by another company (even though Mr. Nano's service on the other board was disclosed and Mr. Nano's receipt of a director's fee was approved by Competitive Technologies' counsel).(1) Mr. Nano believes that the lawsuit against him by Competitive Technologies is retaliatory, that his actions have not been wrongful

-------------------------
1 In its original complaint, Competitive Technologies also alleged that Mr. Nano had improperly kept and disseminated proprietary company materials after being terminated. The company sought an injunction to enjoin Mr. Nano from possessing the property or disseminating it to third parties. The Company materials that were allegedly wrongfully retained by Mr. Nano were retained at the time he was terminated because of a misunderstanding. This material was immediately returned by Mr. Nano to Competitive Technologies, without him keeping any copies, when the misunderstanding became apparent. Because he had not kept the materials wrongfully and had not disseminated them to anyone, Mr. Nano voluntarily and readily entered into a stipulation that the injunction should enter, thereby making that portion of the company's lawsuit moot.

and  that  Competitive  Technologies  has  incurred  no  provable  damages.

     Mr. Nano's damages for the breach of contract and his Sarbanes-Oxley claims against Competitive Technologies have been calculated to exceed $5 million. Mr. Nano was not terminated for cause and he had accepted the Separation Agreement offered to him by the Company, valued at approximately $1.4 million, primarily for salary and bonuses under his agreements. The Company did not honor either
Mr.  Nano's  Employment  Agreement  or  the  substituted  Separation  Agreement.

     If Mr. Nano's slate of directors were to succeed in this proxy solicitation, Mr. Nano has agreed to resolve these actions and enter into an employment agreement on roughly the same terms as his former employment agreement. Mr. Nano's employment agreement would provide for the same salary of $350,000 and the same bonus based on performance with a target of 50% of salary. The resolution of his lawsuit would include the compensation primarily for salary and bonuses to which Mr. Nano was entitled under his agreements of approximately $1.85 million and the payment of his legal fees of $650,000.

                                 OTHER BUSINESS

     The Committee is not aware of any other matters that will be considered at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named on the enclosed BLUE proxy will vote the shares represented by the BLUE proxy in accordance with their judgment on such matters.

                               PROXY SOLICITATION

     The cost of soliciting proxies by the Committee will be borne by it. To the extent legally permissible, the Committee intends to seek reimbursement from Competitive Technologies for such cost. The Committee does not currently intend to submit approval of such reimbursement to a vote of Competitive Technologies stockholders at a subsequent meeting.

     In addition to this initial solicitation of proxies by mail, email and/or facsimile, other solicitation may be made by members of the Committee without additional compensation except for reimbursement of reasonable out-of-pocket expenses. The Committee will pay to banks, brokers and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals and in obtaining authorization for execution of proxies. Total costs to date for solicitation of proxies by the Committee is approximately $25,000. Total estimated costs for this solicitation will be approximately $50,000.

                             ADDITIONAL INFORMATION
                    CONCERNING COMPETITIVE TECHNOLOGIES, INC.

     To the best knowledge of the Committee, no one person or group is the beneficial owner of more than 5% of Competitive Technologies common stock.

     Competitive Technologies proxy statement filed on December 4, 2006 contains information with respect to ownership of common stock by the Directors and Officers of Competitive Technologies. Such information reflects direct ownership of a total of 156,430 shares of common stock with an additional 375,250 subject to options.

     Proposals by security holders under Rule 14a-8 to be presented at Competitive Technologies' 2008 annual meeting must be received at Competitive Technologies offices not later than 120 days before the mailing of the Company's proxy statement for the 2008 annual meeting. The Company in its Proxy Statement has anticipated that this date would be no later than August 6, 2007.

     Copies of this Proxy Statement and any additional solicitation material we may provide or file is available on the website of the Securities and Exchange Commission, www.sec.gov. On written request, we will provide without charge to any record or beneficial owner of the Company's common or preferred stock a copy of such Proxy Statement or other materials. Written requests should be addressed to: Committee to Restore Stockholder Value, c/o Cutler Law Group, 3206 West Wimbledon Drive, Augusta, GA 30909. Copies of the Company Management's proxy statement, Annual Report on 10-K and other periodic reports may be obtained at the website of the Securities and Exchange Commission, www.sec.gov.

PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE. BY SIGNING AND RETURNING THE ENCLOSED BLUE PROXY CARD, ANY PROXY PREVIOUSLY SIGNED BY YOU WILL AUTOMATICALLY BE REVOKED. IF YOU NEED ASSISTANCE IN COMPLETING YOUR PROXY, PLEASE CALL JOHN DEREK ELWIN AT (561) 789-6449.


                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

                         COMPETITIVE TECHNOLOGIES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS-JANUARY 16, 2007
     THIS PROXY IS SOLICITED BY THE COMMITTEE TO RESTORE STOCKHOLDER VALUE IN
                                   OPPOSITION
TO MANAGEMENT'S NOMINEES FOR THE BOARD OF DIRECTORS OF COMPETITIVE TECHNOLOGIES,
                                      INC.

     The undersigned hereby appoints John B. Nano and M. Richard Cutler, and each of them, with full power of substitution and resubstitution, the attorney(s) and proxy(ies) of the undersigned, to vote all shares the undersigned may be entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Competitive Technologies, Inc., to be held on Tuesday, January 16, 2007, and at any adjournments or postponements thereof on the following matters, as instructed below, and, in their discretion, on such other matters as may properly come before the meeting, including any motion to adjourn or postpone the meeting, all as more fully described in the Proxy Statement of The Committee to Restore Stockholder Value ("Committee"), dated December 18, 2006.

1.   ELECTION  OF  DIRECTORS

[ ] For all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote
    (except as indicated to the contrary below)       for all nominees

     JOHN B. NANO, BEN MARCOVITCH, WILLIAM L. REALI, JOEL M. EVANS, MD., RICHARD D. HORNIDGE, JR. AND RALPH S. TORELLO

INSTRUCTION: If you wish to withhold authority and preclude the proxy(ies) from voting for any individual nominees, write the name(s) of such nominee(s) in the space provided below:

-----------------------------------------------------------------------

2. IN THEIR DISCRETION THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                                 (Continued  on  reverse  side)

[REVERSE  SIDE  OF  PROXY  BELOW]

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE COMMITTEE'S NOMINEES AS DIRECTORS.

     This  proxy  revokes  all  prior  proxies  given  by  the  undersigned.

                         Dated:____________________________________  200___

                         Signature:________________________________________

                         Signature  if
                         held  jointly_______________________________________

                         IMPORTANT: Please sign exactly as name appears on your stock certificate. Joint owners should each sign. Executors, Administrators, Trustees, etc. should so indicate when signing, and where more than one is named, a majority should sign.

                         PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.